Exhibit 99.1

NITROMED, INC
45 Hayden Avenue, Suite 3000
LEXINGTON, MA 02421

t. 781.266. 4000
f. 781.274.8080

www.nitromed.com

NitroMed Reports Financial Results for Fourth Quarter and Full Year 2007

- Conference Call and Webcast Today at 9:00 AM EST-

LEXINGTON, MA—(February 14, 2008)—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the fourth quarter and the year ended December 31, 2007.

Total revenues for the three months ended December 31, 2007 were $5.0 million compared to $3.5 million for the same period in 2006. BiDil® (isosorbide dinitrate/hydralazine hydrochloride) revenues for the fourth quarter were $4.2 million, an increase of $0.7 million, or 21%, over the comparable 2006 period. For the year ended December 31, 2007, the Company reported total revenues of $16.0 million compared to $12.1 million for the same period in 2006, an increase of $3.9 million, or 33%. BiDil accounted for $15.3 million in revenues for the year ended December 31, 2007, representing a $3.2 million, or 26%, year-over-year increase in revenue.  Licensing revenues for the quarter and year ended December 31, 2007 were $0.8 million, and there were no licensing revenues for the same period in 2006.

For the three months ended December 31, 2007, cost of product sales were $2.1 million compared to $0.7 million for the same period in 2006, an increase of $1.4 million. For the year ended December 31, 2007, cost of product sales were $4.2 million compared to $3.6 million for the same period in 2006, an increase of $0.6 million. The increase in cost of product sales for both the three- and twelve-month periods of 2007 versus 2006 was primarily due to inventory impairment charges recorded in the fourth quarter of 2007.

Total operating expenses for the three months ended December 31, 2007, excluding cost of product sales, were $10.1 million compared to $13.7 million for the same period in 2006, a decrease of $3.6 million, or 26%.  For the year ended December 31, 2007, total operating expenses, excluding cost of product sales, were $44.5 million compared to $81.7 million for the same period in 2006, a decrease of $37.2 million, or 45%.

The substantial period-over-period decreases in total operating expenses are primarily the result of the Company’s restructuring actions in March and October of 2006, which reduced costs and employee headcount in the areas of research and discovery, and sales and marketing, respectively; and decreased advertising and medical affairs expenditures that had supported the commercial launch of BiDil in 2006.

The Company’s net loss for the quarter ended December 31, 2007 was $6.9 million, or $0.15 per common share, compared to a net loss of $10.6 million, or $0.29 per common share for the same quarter in 2006. Net loss for the twelve months ended December 31, 2007 was $31.6 million, or $0.75 per common share, compared to a net loss of $71.3 million, or $1.96 per common share for the comparable period in 2006.

At December 31, 2007, the Company had cash, cash equivalents and marketable securities totaling $31.4 million.

On January 15, 2008, the Company announced that it has implemented a restructuring plan that includes substantial reductions in employee headcount and the discontinuation of promotional activities for its product BiDil.  The Company also announced that it intends to keep BiDil available and on the market for patients through normal wholesale and retail channels.

“In 2007, we incurred operating expenses of approximately $44.5 million, bettering our earlier estimates, while continuing our investment in BiDil and the development of BiDil extended release,” said James G. Ham, III, NitroMed’s Chief Financial Officer.  “As a result of the Company’s January restructuring actions, the Company estimates that it will record restructuring charges in a range of approximately $2.5 million to $3.0 million in the first quarter of 2008. For the year 2008, we expect operating expenses to be in a range of approximately $15 million to $17 million, excluding cost of product sales, restructuring costs, and stock-based compensation charges of approximately $3.0 million to $3.5 million that will be recorded under SFAS 123R. This forecast reflects the continued development of extended release BiDil and the resources necessary to keep BiDil on the market.”

Recent NitroMed Highlights:

•                  The U.S. Food and Drug Administration (FDA) agreed in a December 2007 meeting that the Company’s clinical development plan to conduct bioequivalence and pharmacodynamic studies comparing an extended release formulation of BiDil, known as BiDil XR™, to the current commercial immediate release formulation of BiDil is acceptable.  Such a plan could support FDA approval to commercialize BiDil XR, if bioequivalence is demonstrated.  The bioequivalence study design compares the pharmacokinetics of the XR formulation to the pharmacokinetics of the immediate release formulation.  The adequacy of the results will ultimately be determined by the FDA during the regulatory review period.

•                  Approximately 107,000 cumulative BiDil prescriptions were recorded in 2007, written by nearly 13,000 physicians. In addition, approximately 28,000 BiDil prescriptions were recorded in the fourth quarter of 2007, representing an increase of 5% over the third quarter of 2007.

•                  NitroMed retained Cowen and Company to advise NitroMed on strategic options intended to maximize shareholder value.

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2007 financial results and Company progress.

Date:	Thursday, February 14, 2008
Time:	9:00 am EST
Access by Conference Call:

Domestic callers:	Dial 866-713-4218
International callers:	Dial 617-213-4870
Participant passcode:	19159371

Access by Webcast:

Go to www.nitromed.com and follow instructions for the live webcast. Participants may register in advance at www.theconferencingservice.com/prereg/key.process?key=PLEL4CJH4.

An audio replay of the earnings conference call will be available two hours after the call and through March 14, 2008.  The replay can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay passcode ID for all callers is 26064795.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2008, its plans to conserve cash through its restructuring plan, its estimates regarding charges related to its first quarter 2008 restructuring plan, the effect of its operational restructurings, its expectations and timelines for the planned clinical development and commercialization of BiDil XR, and its plans to enter into strategic transactions intended to increase shareholder value, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR; the Company’s ability to successfully execute on its first quarter 2008 restructuring plan, including, without limitation, the Company’s ability to retain key employees and ability to achieve anticipated cost reductions; the Company’s ability to identify and enter into strategic transactions that may potentially create shareholder value; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated expenses related to the Company’s restructuring plan; unanticipated operating expenses; general economic and market conditions; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which has been filed with the SEC, and in the other filings that the Company makes with the SEC from time to time. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

Jane Kramer
P: 781.266.4220
C: 781.640.8499

Source: NitroMed, Inc.

 - Financial Tables Follow -

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of December 31, 2007 and 2006

(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Cash and marketable securities	$31,400	$42,153
Accounts receivable, net	1,929	1,370
Inventories	1,401	2,846
Other assets	837	2,336

Total assets	$35,567	$48,705

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,342	$15,692
Deferred revenue	—	206
Long-term debt	—	3,728
Stockholders’ equity	22,225	29,079

Total liabilities and stockholders’ equity	$35,567	$48,705

CONDENSED STATEMENTS OF OPERATIONS

For the three months and year ended December 31, 2007 and 2006

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$4,227	$3,488	$15,269	$12,086
Licensing	750	—	750	—

Total revenues	4,977	3,488	16,019	12,086

Cost and operating expenses:
Cost of product sales	2,085	733	4,236	3,560
Research and development	2,440	2,439	12,185	17,029
Sales, general and administrative	7,649	8,017	31,358	59,403
Restructuring charges	—	3,245	1,004	5,283

Total cost and operating expenses	12,174	14,434	48,783	85,275

Loss from operations	(7,197)	(10,946)	(32,764)	(73,189)

Non-operating income, net	327	333	1,190	1,852

Net loss	$(6,870)	$(10,613)	$(31,574)	$(71,337)

Basic and diluted net loss per common share	$(0.15)	$(0.29)	$(0.75)	$(1.96)

Shares used in computing basic and diluted net loss per common share	45,322	37,147	41,997	36,399